UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2012

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5000 Walzem Rd.
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

    Lanham Napier, Chief Executive Officer of Rackspace Hosting, Inc. (“Rackspace”) has entered into a written stock selling plan for asset diversification purposes in accordance with Rule 10b5-1 (“Rule 10b5-1”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rackspace's insider trading policy. Pursuant to his trading plan, Mr. Napier plans to liquidate up to 353,000 shares in Rackspace. Selling according to Mr. Napier's plan will commence on the first day of Rackspace's next open window, currently scheduled to open again in early to mid November 2012, and will continue until September 30, 2013, unless sooner terminated. In addition, Mr. Napier entered into a separate trading plan solely for the purpose of covering sales of stock for the payment of certain tax obligations triggered by the vesting of equity grants, such as the vesting of restricted stock units, performance stock units, and restricted stock.
In addition, Lew Moorman, President; Jim Bishkin, a director; Mark Roenigk, Chief Operating Officer; Alan Schoenbaum, General Counsel; Pat Matthews, Senior Vice President, Corporate Development; and Steve Mills, Chief Information Officer have all entered into written stock selling plans for asset diversification purposes and/or payment of tax obligations triggered by vesting on equity grants, in accordance with Rule 10b5-1 and Rackspace's insider trading policy.
Rule 10b5-1 permits the implementation of written, prearranged stock trading plans by insiders when the insiders are not in possession of material non-public information and allows the insiders to trade in accordance with their plans, regardless of any subsequent material non-public information they receive. These trading plans allow insiders to diversify their holdings and to minimize the stock market impact of sales by spreading the sales out over time. Messrs. Napier, Moorman, Bishkin, Roenigk, Schoenbaum, Matthews and Mills will all report transactions made pursuant to their plans to the Securities and Exchange Commission as required pursuant to Rule 16(b) of the Exchange Act. Except as required by law, Rackspace does not undertake to report Rule 10b5-1 trading plans by other Rackspace officers or directors or to report modifications, transactions or other activities under Rule 10b5-1 trading plans or the similar plans of any other officer or director.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date:	October 2, 2012	By:	/s/ Alan Schoenbaum
Alan Schoenbaum
Senior Vice President, General Counsel and Secretary